Exhibit 99.1

For Immediate Release

For further information, contact:

David Dunlap, CFO	Socket Communications, Inc.	(510) 744-2735
Michael Wachs	CEOcast, Inc.	(212) 732-4300

Socket Communications Reports Record Revenue of $4.9 million;
First Quarter Up 21% and 22% over Previous and Year-Ago Quarters

Lower cost Pocket PCs stimulate growth in connection product revenue

Newark, CA, April 23, 2003 - Socket Communications, Inc. (Nasdaq: SCKT; Pacific Exchange: SOK), the Mobile Connection™ Company, today reported revenue for the first quarter ended March 31, 2003 of $4.9 million, an increase of 21 percent compared to revenue of $4.0 million for the previous quarter and 22 percent compared to the same quarter a year ago. The Company also reported backlog of $0.5 million at the end of the quarter ended March 31, 2003 which is an increase from the prior quarter of $0.3 million. This backlog is being shipped during April and will be recorded as revenue during the second quarter.

Net loss applicable to common stockholders for the quarter ended March 31, 2003 was $1.0 million or $0.04 per share, compared to a net loss applicable to common stockholders for the same quarter a year ago of $1.2 million or $0.05 per share, and to a net loss applicable to common stockholders in the previous quarter of $0.6 million, or $0.02 per share. The net loss applicable to common stockholders for the first quarter of 2003 included $0.6 million of non-cash charges ($0.03 per share), including accretion charges relating to financing activities completed during the quarter. The Company also reported that the Company's auditors issued an unqualified opinion on the Company's financial statements for the year ended December 31, 2002.

"The introduction of lower cost Pocket PCs at the end of last year is driving the growth in sales of our connectivity products," said Kevin Mills, president and chief executive officer of Socket Communications. "Our customers today are predominantly individual Pocket PC users, but we are beginning to see the early signs of more widespread corporate deployments. Socket offers one-stop shopping for a broad selection of Mobility Friendly™ connection products for handheld computers. Staying in touch while mobile has never been easier, whether connecting to email or the Internet through a mobile phone with our Bluetooth or digital phone cards, through a local Internet hotspot or corporate access point with our wireless LAN or Ethernet cards, or through a telephone with our modem. Our newly introduced Bluetooth GPS receiver works with Bluetooth-enabled Pocket PCs to pinpoint a user's location while mobile, and provides maps and directional instructions throughout the U.S. and in Europe for use in a vehicle."

"Our industrial and embedded business is also growing nicely," said Mills. "There are significant productivity benefits to businesses from lightweight portable bar code scanning with a Pocket or Tablet PC in combination with our family of bar code scanning plug-in cards, and our corporate sales pipeline is growing. We continue to receive design wins for embedding our interface chips and Bluetooth modules in third-party devices, such as the recently announced industrial valve demonstrations by Parker Hannifin or the Model 700 handheld computers from Intermec that are shipping today. We look to our industrial and embedded business partners to bring a number of embedded Bluetooth products into the market in the second half of this year, and for accelerating revenue growth."

The Company's balance sheet at March 31, 2002 reflected cash balances of $3.9 million. The Company completed a private placement equity financing on March 21, 2003 of $2.0 million, resulting in net proceeds after costs and expenses of approximately $1.5 million, and on March 28, 2003, extended the availability of its bank line facility of $4.0 million to April 2004. The Company also reduced the amount outstanding under its bank line of credit from $1.9 million at the end of the previous year to $1.5 million at the end of the quarter ended March 31, 2003.

Other Financial Information

Revenue growth of $0.9 million in the first quarter of 2003 compared to the first quarter of 2002 included $0.5 million from higher sales of connectivity products, including the Company's new Bluetooth GPS receiver, and $0.4 million in higher sales of industrial and embedded products including bar code scanners, embedded chips and embedded modules. Quarterly revenue growth of $0.9 million compared to the quarter ended December 31, 2002 included $0.4 million from higher sales of connectivity products, and $0.5 million from higher sales of industrial and embedded products. Gross margins on sales for the quarter were 49 percent, a decrease of 1 percent from the year ago period and 3 percent from the previous quarter, reflecting a concentration of growth in newer, lower margin products. The Company has a cost reduction program that is expected to moderately increase margins over the next several quarters.

Expenses for the first quarter of 2003 of $3.0 million declined from expenses of $3.2 million for the same quarter one year ago, and increased from expenses of $2.5 million in the fourth quarter of 2002. Compared to the same period one year ago, the Company reduced its selling and marketing expenses by $0.3 million, reflecting lower headcount levels and reduced advertising and promotional activities, and increased its research and development and general and administrative expenses by $0.1 million reflecting higher development activity and higher administrative costs including rent and insurance. The Company's first quarter is historically a more expensive quarter because of attendance at major trade shows and costs of the annual audit. In addition, the Company added several key employees in the first quarter of 2003 in anticipation of growth. The Company was also able to achieve expense reductions in the fourth quarter of 2002 through lower spending on discretionary costs and mandatory time off programs, which were not extended into the first quarter of 2003. Operating expenses in the second quarter of 2003 are expected to be moderately lower than the first quarter.

The net loss attributable to common stockholders in the quarter ended March 31, 2003 includes $635,000 ($0.03 per share) of non-cash charges compared to non-cash charges of $163,000 ($0.01 per share) in the same quarter one year ago. The Company recognized an accretion charge of $296,000 relating to its Series F Preferred Stock financing completed in March 2003. In the financing, the Company sold units consisting of one share of the Series F Preferred Stock, convertible into 10 shares of the Company's Common Stock, and one warrant to purchase three shares of the Company's Common Stock. The purchase price of the units and the exercise price of the warrants were based on the average market trading price of the Company's Common Stock. Investors did not pay separately for the warrants. The charge is for beneficial conversion of the Series F Preferred Stock, which the Company calculated by allocating the relative fair value of the financing between the preferred stock and the warrants issued to the investors. The charge is credited to paid in capital and has no cash impact on operations. In the first quarter of 2003, the Company also recorded $87,000, reported as dividends, to accrete the value of the Series E Preferred Stock up to the redemption value of the Series E Preferred Stock that was redeemed during the period. This charge is credited to Series E Preferred Stock and has no cash impact on operations. There was no comparable charge in the quarter ended March 31, 2002. Other non-cash charges included in operations included amortization of intangibles of $116,000 and $63,000 and depreciation of $136,000 and $100,000 in the quarters ended March 31, 2003 and 2002, respectively.

Management of Socket will hold a conference call today at 2 pm Pacific time to discuss the quarterly results and outlook for the future. The call will be carried live and available via replay on www.vcall.com and www.ccbn.com, or participants may join the call by telephone at (800) 366-7449 or (303) 205-0055.

About Socket Communications
Socket Communications, Inc., the Mobile Connection Company, provides a broad range of connection products for Windows-powered handheld computers, including Bluetooth cards, wireless LAN cards, digital phone cards, 56K modem cards, Ethernet cards and GPS solutions. Socket also provides bar code scanning products and peripheral connection serial cards for laptops and other mobile devices. The Company believes its Mobility Friendly™ products lead the market with the smallest footprint and most Battery Friendly® power consumption in their class, while being easy to install, use and maintain. Socket products work with a variety of handheld devices including Pocket PCs, Palm PDAs and mobile phones. Socket is headquartered in Newark, California, and can be reached at (510) 744-2700, or on the Internet at www.socketcom.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include forecasts of future product acceptance and growth in sales, statements regarding future product cost reductions, statements anticipating additional growth in the handheld computer markets that we serve, forecasts of reductions in future quarterly operating expenses, expectations that our products will be designed into third party products, and discussions of future financial results and operating activities including projected future profitability and cash flows. Such statements are based on expectations of the market acceptance of our products, increased supplies of handheld computers, growth in demand for our products including the embedding of our products in third party devices, expansion of our distribution channels, the potential for growth in revenue in the current and future periods, expectations regarding timing of the introduction and availability of new products, and expectations regarding our ability to reduce our operating expenses and improve our cash flow. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors. These factors include, but are not limited to, the risk of delays in the availability of new products and services due to technological, market or financial factors, including the availability of necessary working capital, our ability to successfully introduce and market future products, our ability to effectively manage and contain our operating costs, the availability of announced handheld computer hardware and software, market acceptance of handheld computers and emerging standards such as Bluetooth and 802.11 and of the Company's related connection products, whether our strategic partnerships will benefit our business as expected, whether potential distributors of our products including network carriers and retail electronic stores actually enter into distribution relationships with us and commence product distribution, possible disruptions to our business or to the general economy caused by external forces such as war, terrorist activities or natural disasters, declines in consumer or corporate spending on technology products, or the other factors described in the Company's most recent Form 10-K report filed with the Securities and Exchange Commission.

Socket and Battery Friendly are registered trademarks of Socket Communications, Inc. The Mobile Connection Company and Mobility Friendly are trademarks of Socket Communications, Inc. Bluetooth is a trademark owned by the Bluetooth SIG, Inc. All other product and company names herein may be trademarks of their respective owners. © 2003, Socket Communications, Inc. All rights reserved.

- Financial Statements follow -

Socket Communications, Inc. Summary Consolidated Statements of Operations (Unaudited) (Amounts in Thousands except per share amounts)
	Three Months Ended March 31,
	2003	2002
Revenue	$ 4,879	$ 4,012
Cost of revenue	2,477	2,012
Gross Margin	2,402	2,000
Gross Margin Percent
	49%	50%
Research and development	921	899
Sales and marketing	1,284	1,613
General and administrative	674	627
Amortization of intangibles	116	63
Interest (income) expense, net	20	(1)
Total operating expenses
	3,015	3,201
Net loss	(613)	(1,201)
Preferred stock dividends and accretion charges	(119)	--
Financing accretion charges	(296)	--
Net loss applicable to common stockholders	$ (1,028)	$ (1,201)
Net loss applicable to comon stockholders per share	$ (0.04)	$ (0.05)
Weighted Average Shares Outstanding	24,207	23,649

Socket Communications, Inc. Condensed Consolidated Summary Balance Sheets (Amounts in Thousands)
	March 31, 2003 (Unaudited)	December 31, 2002*
Cash	$ 3,850	$ 3,147
Accounts receivable	2,785	2,308
Inventories	1,897	2,128
Other current assets	335	604
Property and equipment, net	729	789
Goodwill	9,798	9,798
Intangible technology	1,005	1,122
Other assets	165	171
Total Assets	$ 20,564	$ 20,067

Acounts payable and accrued liabilities	$ 4,026	$ 3,761
Bank line of credit	1,495	1,906
Note payable	1,425	1,693
Deferred revenue	629	531
Capital leases	37	44
Series E redeemable convertible preferred	619	731
Common and preferred stock	45,371	43,411
Accumulated deficit	(33,038)	(32,010)
Total Liabilities and Equity	$ 20,564	$ 20,067
*Derived from audited financial statements.